Exhibit 99.1

The Travelers Companies, Inc. 385 Washington Street St. Paul, MN 55102-1396 www.travelers.com

NEWS RELEASE

Travelers Reports Third Quarter 2008 Net Income of $214 million, or $0.36 per Diluted Share

Operating Income of $330 million, or $0.55 per Diluted Share

SAINT PAUL, Minn. (October 22, 2008) – The Travelers Companies, Inc. (“Travelers,” NYSE: TRV) today reported net income of $214 million, or $0.36 per basic and diluted share, for the quarter ended September 30, 2008, compared to $1.198 billion, or $1.85 per basic share and $1.81 per diluted share, for the quarter ended September 30, 2007.  Operating income in the current quarter was $330 million, or $0.56 per basic share and $0.55 per diluted share, compared to $1.198 billion, or $1.85 per basic share and $1.81 per diluted share, in the prior year quarter.

“Notwithstanding the significant storm activity in the quarter, our underlying businesses continued to perform strongly,” said Jay Fishman, Chairman and Chief Executive Officer. “While our results for the quarter were impacted by catastrophe losses of $682 million after-tax, our losses were consistent overall with our risk models and pricing assumptions.

“For the nine month period of 2008, we have posted net income of $2.1 billion producing a return on equity of 10.9%, and we have grown our book value almost 3.5% over the past twelve months after returning $3.7 billion to shareholders through stock repurchases and dividends.  All of our financial strength indicators are at or better than target levels, including holding company liquidity of $2.1 billion, which is approximately twice our target level.  With our financial strength, strong brand, continued high retention levels and the increased flow of new business opportunities we continue to experience, we are well positioned in the marketplace,” concluded Mr. Fishman.

Current Quarter Highlights

•                  Return on equity and operating return on equity in the current quarter of 3.4 percent and 5.1 percent, respectively. Year-to-date return on equity and operating return on equity of 10.9 percent and 11.7 percent, respectively.

•                  GAAP combined ratio of 104.7 percent for the current quarter.  Catastrophe losses added 19.1 points, partially offset by net favorable prior year reserve development of 6.2 points.  Excluding these impacts, the GAAP combined ratio was 91.8 percent.

•                  Catastrophe losses of $682 million after-tax ($1.042 billion pre-tax) in the current quarter, compared to $9 million after-tax ($14 million pre-tax) in the prior year quarter.

•                  Net favorable prior year reserve development of $210 million after-tax ($334 million pre-tax) in the current quarter, compared to $145 million after-tax ($231 million pre-tax) in the prior year quarter. Both quarters include the impact of the company’s annual in-depth asbestos claim review and quarterly asbestos reserve review.

•                  Net written premiums of $5.481 billion in the current quarter, a 2 percent increase from the prior year quarter.

•                  Net investment income of $587 million after-tax ($716 million pre-tax) in the current quarter, compared to $724 million after-tax ($929 million pre-tax) in the prior year quarter.

•                  Net realized investment losses of $116 million after-tax ($170 million pre-tax) in the current quarter, compared to no net realized investment gains or losses in the prior year quarter.

•                  Adjusted book value per share (which excludes FAS 115) of $43.34, a less than 1 percent decline from June 30, 2008 and an 8 percent increase from September 30, 2007. The company repurchased 6.2 million common shares for a total cost of $272 million in the current quarter and 61.3 million common shares for a total cost of $3.022 billion during the preceding 12 months under the company’s share repurchase authorization. In addition, the company paid common dividends of $177 million in the current quarter and $719 million over the prior 12 months.

•                  Book value per share of $41.94, a 4 percent decline from June 30, 2008 and a 3 percent increase from September 30, 2007, after share repurchases and common dividends.

Consolidated Highlights

($ in millions, except for per share amounts,	Three Months Ended September 30,				Nine Months Ended September 30,
and after-tax except for premiums)	2008	2007	Change		2008	2007	Change

Gross written premiums	$6,134	$6,097	1%		$18,128	$18,430	(2)%
Net written premiums	5,481	5,394	2		16,298	16,252	—
Net earned premiums	5,448	5,416	1		16,145	16,038	1
Underwriting gain (loss)	(208)	520	NMF		531	1,310	(59)
Net investment income	587	724	(19)		1,861	2,219	(16)
Operating income	330	1,198	(72)		2,256	3,443	(34)
per diluted share	$0.55	$1.81	(70)		$3.69	$5.08	(27)
Net income	214	1,198	(82)		2,123	3,538	(40)
per diluted share	$0.36	$1.81	(80)		$3.47	$5.22	(34)
Book value per share	$41.94	$40.54	3		$41.94	$40.54	3
Adjusted book value per share	$43.34	$40.20	8		$43.34	$40.20	8
GAAP combined ratio	104.7%	84.4%	20.3	pts	94.0%	87.1%	6.9	pts
Operating return on equity	5.1%	18.6%	(13.5	)pts	11.7%	18.2%	(6.5	)pts
Return on equity	3.4%	18.6%	(15.2	)pts	10.9%	18.6%	(7.7	)pts

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

Third Quarter 2008 Consolidated Results

Net and operating income in the current quarter of $214 million and $330 million, respectively, include after-tax net investment income of $587 million, partially offset by an after-tax underwriting loss of $208 million resulting from catastrophe losses.  The current and prior year quarters included the following:

	Three Months Ended September 30,
	2008		2007		2008	2007
($ in millions)	Pre-tax				After-tax

Underwriting gain (loss)	$(288)		$811		$(208)	$520
GAAP combined ratio	104.7%		84.4%

Underwriting gain (loss) includes:
Net favorable prior year reserve development	334		231		210	145
Impact on GAAP combined ratio	(6.2	)pts	(4.3	)pts

Catastrophes, net of reinsurance	(1,042)		(14)		(682)	(9)
Impact on GAAP combined ratio	19.1	pts	0.3	pts

Timing impact for the transition to fixed, value-based agent compensation program	—		29		—	19
Impact on GAAP combined ratio	—	pts	(0.5	)pts

Net investment income	716		929		587	724
Average yield	3.9%		5.0%		3.2%	3.9%

Other, including interest expense	(70)		(66)		(49)	(46)

Net realized investment losses	(170)		—		(116)	—

The current quarter underwriting result reflects a GAAP combined ratio of 91.8 percent, excluding net favorable prior year reserve development and catastrophe losses, as compared to 88.9 percent in the prior year quarter which also excludes the timing impact for the transition to the fixed, value-based agent compensation program.  This increase of 2.9 points primarily resulted from pricing and loss cost trends that were anticipated, a small number of large losses that exceeded expectations and an increase in non-catastrophe weather-related losses.

Net favorable prior year reserve development in the current quarter resulted from better than expected loss experience in each segment, particularly in Business Insurance.  Catastrophe losses in the current quarter were almost entirely related to Hurricanes Ike, Gustav and Dolly.  The prior year quarter also included a benefit from the timing impact for the transition to the fixed, value-based agent compensation program adopted in the first quarter 2007, which lowered reported expenses in that quarter from what otherwise would have been reported.

Net investment income in the current quarter declined primarily due to lower returns from the non-fixed income portfolio, which were slightly negative in the current quarter as compared to very strong positive returns in the prior year quarter, and significantly lower short-term interest rates.

Net realized investment losses in the current quarter were driven by impairments of $102 million after-tax ($156 million pre-tax), including impairments of $44 million after-tax ($67 million pre-tax) with respect to securities issued by Lehman Brothers Holdings Inc. and its subsidiaries.  The prior year quarter had no net realized investment gains or losses.  At the end of the third quarter 2008, the company was not a party to any credit default swaps and had approximately $15 million of loans outstanding under its securities lending program, for which the company believes it has no exposure to loss.  Additionally, at the end of the third quarter 2008, the fair value of the company’s financial assets classified as Level 3 under FAS 157 continued to represent less than 1 percent of the total fair value of the company’s investment portfolio.

Net written premiums of $5.481 billion in the current quarter increased by 2 percent from the prior year quarter.  Overall, retention rates continued to be strong and renewal price changes were generally consistent with recent quarters, while new business volumes increased slightly from the prior year quarter driven by growth in Personal Insurance.  This increase was partially offset by a decline in new business volumes in Business Insurance and Financial, Professional and International Insurance due to competitive market conditions and disciplined underwriting.

Capital Management

During the third quarter 2008, the company’s strong capital position allowed for the repurchase of 6.2 million of its common shares under its share repurchase authorization for a total cost of $272 million.  At the end of the third quarter 2008, the company had $3.9 billion of capacity remaining under the share repurchase program.  Since the initial share repurchase authorization granted by the Board in the second quarter of 2006, the company has repurchased 121.1 million shares for a total cost of $6.1 billion.

The company remains very well capitalized, with all of its financial strength indicators at or better than target levels.  At the end of the third quarter 2008, shareholders’ equity was $24.7 billion, a decline of 6 percent from the end of the prior year quarter. This decline was primarily due to a change to a net unrealized investment loss position of $818 million at the end of the third quarter 2008 from a net unrealized investment gain position of $221 million at the end of the prior year quarter largely driven by widening credit spreads across fixed income securities.  Statutory surplus was $21.9 billion at the end of the current quarter, a decline of 1 percent from the end of the prior year quarter.  At the end of the third quarter 2008, the company’s debt-to-capital ratio (excluding FAS 115) was slightly below its 20.0 percent target level, and holding company liquidity of $2.1 billion was approximately twice the company’s target level.

Asbestos Reserve Review

During the third quarter of 2008, the company completed its annual in-depth asbestos claim review. As in prior years, the annual claim review considered active policyholders and litigation cases for potential product and “non-product” liability.  The company also analyzed developing payment trends among policyholders in the Home Office, Field Office and Assumed and International categories.  The Home Office and Field Office categories, which account for the vast majority of policyholders with active asbestos related claims, continued to experience an overall reduction in new claim filings. In 2008, the number of policyholders tendering asbestos claims for the first time was consistent with the prior year period.  Defense and indemnity costs in these categories remain at similar levels to what the company has experienced in recent years due to the level of trial activity involving impaired individuals.

The completion of the company’s asbestos reserve review resulted in a $46 million after-tax ($70 million pre-tax) increase to asbestos reserves in the current quarter. In the prior year quarter, there was no change to the asbestos reserves. The increase in the current quarter was driven by modest changes in the company’s estimates of costs associated with litigating asbestos coverage matters and losses related to certain policyholders. The increase was not a result of any change in the company’s assessment of the underlying asbestos environment.

Year-to-Date 2008 Consolidated Results

Net and operating income for the nine-month period ended September 30, 2008 of $2.123 billion and $2.256 billion, respectively, include an after-tax underwriting gain of $531 million and after-tax net investment income of $1.861 billion.  The current and prior year periods included the following:

	Nine Months Ended September 30,
	2008		2007		2008	2007
($ in millions)	Pre-tax				After-tax

Underwriting gain	$877		$1,962		$531	$1,310
GAAP combined ratio	94.0%		87.1%

Underwriting gain includes:
Net favorable prior year reserve development	1,260		418		811	268
Impact on GAAP combined ratio	(7.8	)pts	(2.6	)pts

Catastrophes, net of reinsurance	(1,493)		(99)		(975)	(64)
Impact on GAAP combined ratio	9.3	pts	0.6	pts

Timing impact for the transition to fixed, value-based agent compensation program	—		160		—	104
Impact on GAAP combined ratio	—	pts	(1.0	)pts

Resolution of prior year tax matters	—		34		—	34

Net investment income	2,309		2,879		1,861	2,219
Average yield	4.1%		5.2%		3.3%	4.0%

Other, including interest expense	(201)		(208)		(136)	(86)
Other also includes:
Loss on the redemption of securities	—		(39)		—	(25)
Resolution of prior year tax matters	—		52		—	52

Net realized investment gains (losses)	(196)		142		(133)	95

The current period underwriting result reflects a GAAP combined ratio of 92.5 percent, excluding net favorable prior year reserve development and catastrophe losses, as compared to 90.1 percent in the prior year period which also excludes the timing impact for the transition to the fixed, value-based agent compensation program.  This increase of 2.4 points primarily resulted from pricing and loss cost trends that were anticipated, a small number of large losses that exceeded expectations, as well as an increase in non-catastrophe weather-related losses.

Net favorable prior year reserve development in the current period resulted from better than expected loss experience in each segment, particularly in Business Insurance. Catastrophe losses in the current period were almost entirely related to Hurricanes Ike, Gustav and Dolly, as well as other severe weather events in various regions of the United States.

Net investment income declined primarily due to smaller gains in the non-fixed income portfolio and lower short-term interest rates.

Net written premiums were $16.298 billion in the current year period, compared to $16.252 billion in the prior year period.

Operating return on equity was 11.7 percent in the current year period, compared to 18.2 percent in the prior year period.

Business Insurance Segment Financial Results

For the third quarter 2008, the Business Insurance segment reported operating income of $378 million, including after-tax net investment income of $409 million, partially offset by an after-tax underwriting loss of $35 million that resulted from catastrophe losses.  The current and prior year quarters included the following:

	Three Months Ended September 30,
	2008		2007		2008	2007
($ in millions)	Pre-tax				After-tax

Underwriting gain (loss)	$(40)		$448		$(35)	$284
GAAP combined ratio	101.3%		84.0%

Underwriting gain (loss) includes:
Net favorable prior year reserve development	247		165		152	100
Impact on GAAP combined ratio	(8.7	)pts	(5.9	)pts

Catastrophes, net of reinsurance	(488)		—		(318)	—
Impact on GAAP combined ratio	17.3	pts	—	pts

Timing impact for the transition to fixed, value-based agent compensation program	—		14		—	9
Impact on GAAP combined ratio	—	pts	(0.5	)pts

Net investment income	494		664		409	518

Other	8		1		4	1

The current quarter underwriting result reflects a GAAP combined ratio of 92.7 percent, excluding net favorable prior year reserve development and catastrophe losses, as compared to 90.4 percent in the prior year quarter which also excludes the timing impact for the transition to the fixed, value-based agent compensation program.  This increase of 2.3 points was primarily due to pricing and loss cost trends that were anticipated.

Net favorable prior year reserve development in the current quarter primarily resulted from better than expected loss experience in the commercial multi-peril and general liability product lines.  Catastrophe losses in the current quarter were almost entirely related to Hurricanes Ike, Gustav and Dolly.

Business Insurance net written premiums of $2.748 billion increased 1 percent from the prior year quarter.  Retention rates continued to be strong, and renewal price changes were slightly negative, generally consistent with recent quarters.  New business volume declined from the prior year quarter primarily driven by Commercial Accounts as the company responds with discipline to competitive market conditions, partially offset by growth in Select Accounts.

Select Accounts

•                  Net written premiums of $662 million increased 4 percent from the prior year quarter.

•                  Retention rates remained strong, and renewal price changes were relatively flat but slightly lower than recent quarters.

•                  New business volume increased from the prior year quarter due to the continued growth of TravelersExpressSM , the enhanced quote-to-issue agency platform and multivariate pricing program for smaller businesses, as well as from growth in business from larger accounts served by Select.

Commercial Accounts

•                  Net written premiums of $635 million increased 3 percent from the prior year quarter.

•                  Retention rates remained strong, and renewal price changes were slightly negative, consistent with recent quarters.

•                  New business volumes declined from the prior year quarter due to the impact of competitive market conditions.

National Accounts

•                  Net written premiums of $240 million declined 2 percent from the prior year quarter due in part to favorable loss experience on retrospectively rated Workers’ Compensation policies.

Industry-Focused Underwriting

•                  Net written premiums of $613 million increased 5 percent from the prior year quarter primarily driven by Construction, Oil & Gas and Public Sector due to strong retention and higher new business volumes.

Target Risk Underwriting

•                  Net written premiums of $366 million declined 7 percent from the prior year quarter in part to lower new business volumes in National Property and Inland Marine.

Specialized Distribution

•                  Net written premiums of $228 million declined 6 percent from the prior year quarter in part to lower new business volumes in National Programs.

Financial, Professional & International Insurance Segment Financial Results

For the third quarter 2008, the Financial, Professional & International Insurance segment reported operating income of $83 million, including after-tax net investment income of $89 million, partially offset by an after-tax underwriting loss of $8 million that resulted primarily from catastrophe losses.  The current and prior year quarters included the following:

	Three Months Ended September 30,
	2008		2007		2008	2007
($ in millions)	Pre-tax				After-tax

Underwriting gain (loss)	$3		$125		$(8)	$84
GAAP combined ratio	99.4%		84.6%

Underwriting gain (loss) includes:
Net favorable prior year reserve development	43		42		29	29
Impact on GAAP combined ratio	(4.9	)pts	(4.8	)pts

Catastrophes, net of reinsurance	(91)		—		(64)	—
Impact on GAAP combined ratio	10.5	pts	—	pts

Timing impact for the transition to fixed, value-based agent compensation program	—		2		—	1
Impact on GAAP combined ratio	—	pts	(0.2	)pts

Net investment income	114		126		89	95

Other	4		5		2	4

The current quarter underwriting result reflects a GAAP combined ratio of 93.8 percent, excluding net favorable prior year reserve development and catastrophe losses, as compared to 89.6 percent in the prior year quarter which also excludes the timing impact for the transition to the fixed, value-based agent compensation program.  This increase of 4.2 points was primarily due to a small number of large losses that exceeded expectations within International.

The net favorable prior year reserve development in the current quarter primarily resulted from better than expected loss experience across various lines of business within International. Catastrophe losses in the current quarter were due to Hurricanes Ike, Gustav and Dolly.

Financial, Professional & International Insurance net written premiums of $901 million declined 2 percent from the prior year quarter.

Bond & Financial Products

•                  Net written premiums of $643 million declined 2 percent from the prior year quarter, driven primarily by the impact of competitive market conditions and the company’s continued disciplined underwriting.

•                  Retention rates continued to be strong and renewal price changes were flat.

•                  New business volumes declined slightly from the prior year quarter.

•                  The retention, renewal price change and new business volume metrics exclude the surety line of business because these products are sold on a non-recurring, project-specific basis.

International

•                  Net written premiums of $258 million declined 2 percent from the prior year quarter.

•                  Retention rates were consistent with last quarter, but lower than the prior year quarter due to the intentional non-renewal of certain property business in Canada as well as more competitive market conditions affecting the company’s operations at Lloyd’s.  Renewal price changes were flat, but improved from recent quarters.

•                  New business volumes declined from the prior year quarter driven primarily by Canada due to a slowdown in economic activity and stronger competition for new business.

Personal Insurance Segment Financial Results

For the third quarter 2008, the Personal Insurance segment reported an operating loss of $64 million, including an after-tax underwriting loss of $165 million that resulted from catastrophe losses, partially offset by after-tax net investment income of $89 million.  The current and prior year quarters included the following:

	Three Months Ended September 30,
	2008		2007		2008	2007
($ in millions)	Pre-tax				After-tax

Underwriting gain (loss)	$(251)		$238		$(165)	$152
GAAP combined ratio	112.9%		84.8%

Underwriting gain (loss) includes:
Net favorable prior year reserve development	44		24		29	16
Impact on GAAP combined ratio	(2.5	)pts	(1.4	)pts

Catastrophes, net of reinsurance	(463)		(14)		(300)	(9)
Impact on GAAP combined ratio	26.2	pts	0.8	pts

Timing impact for the transition to fixed, value-based agent compensation program	—		13		—	9
Impact on GAAP combined ratio	—	pts	(0.8	)pts

Net investment income	108		139		89	111

Other	18		24		12	13

The current quarter underwriting result reflects a GAAP combined ratio of 89.2 percent, excluding net favorable prior year reserve development and catastrophe losses, as compared to 86.2 percent in the prior year quarter which also excludes the timing impact for the transition to the fixed, value-based agent compensation program.  This increase of 3.0 points was primarily due to an increase in non-catastrophe weather-related losses in Homeowners and Other.

Net favorable prior year reserve development in the current quarter was primarily driven by favorable loss experience related to Hurricane Katrina as well as certain other lines of business within Homeowners and Other. Catastrophe losses in the current quarter were due to Hurricanes Ike, Gustav and Dolly.

Personal Insurance net written premiums of $1.832 billion increased 5 percent from the prior year quarter.  This result was primarily due to continued strong retention rates, positive renewal price changes and higher new business volume.

Automobile

•                  Net written premiums of $929 million and policies in force both increased 3 percent from the prior year quarter.

•                  Retention rates were strong and renewal price changes were positive, both generally consistent with recent quarters.

•                  New business volume increased from the prior year quarter due to continued agent and channel expansion of QuantumAutoSM distribution.

Homeowners and Other

•                  Net written premiums of $903 million increased 6 percent, and policies in force increased 3 percent, from the prior year quarter.

•                  Retention rates were strong and renewal price changes were positive, both generally consistent with recent quarters.

•                  New business volume increased from the prior year quarter as new business growth in non-coastal areas was partially offset by ongoing coastal risk management initiatives.

2008 Annual Guidance

Travelers is revising its range of full year 2008 operating income per diluted share to a range of $4.90 to $5.10, compared with the previously announced guidance range of $5.55 to $5.85.  This equates to a range of operating return on equity of approximately 11.5 percent to 12.0 percent.  This guidance includes the reported results for the first nine months of 2008 and estimates for the remainder of 2008 based on a number of assumptions, including:

•                  Catastrophe losses of $1.585 billion pre-tax and $1.035 billion after-tax, or $1.70 per diluted share, for the full year which incorporates actual experience of the first nine months of 2008 and $60 million after-tax for the remainder of the year;

•                  No additional prior year reserve development, favorable or unfavorable;

•                  No significant change in average invested assets (excluding FAS 115), after taking into account dividends and approximately $2.1 billion of share repurchases for the full year; and

•                  Weighted average diluted shares of approximately 610 million

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our Web site at www.travelers.com.  The management of Travelers will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Wednesday, October 22, 2008.  Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the company’s Web site.  Following the live event, an audio playback of the webcast and the slide presentation will be available on the company’s Web site.

To view the slides or to listen to the webcast or the playback, visit the “Webcasts & Presentations” section of the Travelers investor relations Web site at http://investor.travelers.com/.

About Travelers

Travelers is a leading provider of property casualty insurance for auto, home and business.  For more information, visit www.travelers.com.

Travelers uses its Web site as a channel of distribution of material company information. Financial and other material information regarding the company is routinely posted on and accessible at http://investor.travelers.com.  In addition, you may automatically receive email alerts and other information about Travelers by enrolling your email by visiting the “Email Alert Service” section at http://investor.travelers.com.

Glossary of Financial Measures

The following measures are used by the company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis.  In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated statement of income or required to be disclosed in the notes to financial statements, and in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. In the opinion of the company’s management, a discussion of these measures provides investors with a better understanding of the significant factors that comprise the company’s periodic results of operations and how management evaluates the company’s financial performance.

Operating income (loss) is net income (loss) excluding the after-tax impact of net realized investment gains (losses).  Operating income (loss) per share is operating income (loss) on a per share basis.

Return on equity is the ratio of net income to average equity.  Operating return on equity is the ratio of operating income to average equity excluding net unrealized investment gains and losses, net of tax.

In the opinion of the company’s management, operating income, operating income per share and operating return on equity are meaningful indicators of underwriting and operating results.  These measures exclude net realized investment gains or losses, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.  Internally, the company’s management uses operating income, operating income per share and operating return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis.

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses.

A catastrophe is a severe loss, resulting from natural and man-made events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events.  Each catastrophe has unique characteristics, and catastrophes are not predictable as to timing or amount. Their effects are included in net and operating income and claims and claim adjustment expense reserves upon occurrence.  A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools.  In the opinion of the company’s management, a discussion of the impact of catastrophes is meaningful for investors to understand the variability in periodic earnings.

Loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims.  Loss reserve development may be related to one or more prior years or the current year.  In the opinion of the company’s management, discussion of loss reserve development is useful to investors as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and operating income, and changes in claims and claim adjustment expense reserve levels from period to period.

GAAP combined ratio is the sum of the loss and loss adjustment expense ratio (loss and LAE ratio), the underwriting expense ratio and, where applicable, the ratio of dividends to policyholders to net earned premiums.  For GAAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses reduced by an allocation of fee income to net earned premiums.  The underwriting expense ratio is the ratio of underwriting expenses incurred reduced by an allocation of fee income, billing and policy fees to net earned premiums. A GAAP combined ratio under 100 percent generally indicates an underwriting profit. A GAAP combined ratio over 100 percent generally indicates an underwriting loss. The GAAP combined ratio is an operating statistic that includes GAAP measures in the numerator and the denominator.

Gross written premiums reflect the direct and assumed contractually determined amounts charged to the policyholders for the effective period of the contract based on the terms and conditions of the insurance contract.  Gross written premiums are a measure of overall business volume. Net written premiums reflect gross written premiums less premiums ceded to reinsurers.

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding.  Adjusted book value per share is total common shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses (i.e., excluding FAS 115), divided by the number of common shares outstanding. In the opinion of the company’s management, adjusted book value is useful in an analysis of a property casualty company’s book value as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Travelers has organized its businesses into the following reportable business segments:

Business Insurance: The Business Insurance segment offers a broad array of property and casualty insurance and insurance-related services to its clients primarily in the United States.  Business Insurance is organized into the following six groups, which collectively comprise Business Insurance Core operations: Select Accounts; Commercial Accounts; National Accounts; Industry-Focused Underwriting including Construction, Technology, Public Sector Services, Oil & Gas and Agribusiness; Target Risk Underwriting including National Property, Inland Marine, Ocean Marine, Excess Casualty, Boiler & Machinery and Global Accounts; and Specialized Distribution including Northland and National Programs.  Business Insurance also includes the Special Liability Group (which manages the company’s asbestos and environmental liabilities) and other runoff operations, which collectively are referred to as Business Insurance Other.

Financial, Professional & International Insurance: The Financial, Professional & International Insurance segment includes surety and financial liability businesses, which primarily use credit-based underwriting processes, as well as property and casualty products that are primarily marketed on a domestic basis in the United Kingdom, Ireland and Canada, and on an international basis through Lloyd’s.  The businesses in Financial, Professional & International Insurance are Bond & Financial Products and International.

Personal Insurance: The Personal Insurance segment writes virtually all types of property and casualty insurance covering personal risks.  The primary coverages in this segment are personal automobile and homeowners insurance sold to individuals.

* * * * *

Forward Looking Statement

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  Specifically, earnings guidance, statements about our share repurchase plans, statements about the potential impact of the recent disruption in the investment markets and other economic conditions on our investment portfolio and underwriting results are forward looking, and we may make forward-looking statements about our results of operations (including, among others, premium volume, net and operating income, investment income, return on equity, expected current returns and combined ratio), and financial condition (including, among others, invested assets and liquidity); the sufficiency of our asbestos and other reserves (including, among others, asbestos claim payment patterns); the cost and availability of reinsurance coverage; catastrophe losses; investment performance; investment, economic and underwriting market conditions; and strategic initiatives.  Such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following: catastrophe losses could materially and adversely affect our results of operations, our financial position and/or liquidity and could adversely impact our ratings, our ability to raise capital and the availability and cost of reinsurance; if actual claims exceed our loss reserves, or if changes in the estimated level of loss reserves are necessary, our financial results could be materially and adversely affected; our business could be harmed because of our potential exposure to asbestos and environmental claims and related litigation; we are exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances; the effects of emerging claim and coverage issues on our business are uncertain; we may not be able to collect all amounts due to us from reinsurers, and reinsurance coverage may not be available to us in the future at commercially reasonable rates or at all; the intense competition that we face could harm our ability to maintain or increase our profitability and premium volume; we are exposed to credit risk in certain of our business operations and in our investment portfolio; the insurance industry and we are the subject of a number of investigations by state and federal authorities in the United States, and we cannot predict the outcome of these investigations or their impact on our business or financial results; our businesses are heavily regulated, and changes in regulation may reduce our profitability and limit our growth; a downgrade in our claims-paying and debt ratings could adversely impact our business volumes, adversely impact our ability to access the capital markets and increase our borrowing costs; our investment portfolio may suffer reduced returns or losses; deteriorating economic conditions in the United States and abroad could adversely impact our ability to grow our business profitably, and inflation could result in an increase in loss costs which could negatively impact our profitability; the inability of our insurance subsidiaries to pay dividends to our holding company in sufficient amounts would harm our ability to meet our obligations and to pay future shareholder dividends; disruptions to our relationships with our independent agents and brokers could adversely affect us; we are subject to a number of risks associated with our business outside the United States including operational, legal and foreign exchange rate risk; we could be adversely affected if our controls to ensure compliance with guidelines, policies and legal and regulatory standards are not effective; our business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology; certain significant multiyear technology projects are currently in process but may not be successful; and if we experience difficulties with technology, data security and/or outsourcing relationships, our ability to conduct our business could be negatively impacted.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements.  For a more detailed discussion of these factors, see the information under the caption “Risk Factors” in our most recent annual report on Form 10-K, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and quarterly report on Form 10-Q, filed with the Securities and Exchange Commission.

##

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, except per share amounts, and after-tax)	2008	2007	2008	2007

Operating income	$330	$1,198	$2,256	$3,443
Net realized investment gains (losses)	(116)	—	(133)	95
Net income	$214	$1,198	$2,123	$3,538

Basic earnings per share
Operating income	$0.56	$1.85	$3.75	$5.22
Net realized investment gains (losses)	(0.20)	—	(0.22)	0.14
Net income	$0.36	$1.85	$3.53	$5.36

Diluted earnings per share
Operating income	$0.55	$1.81	$3.69	$5.08
Net realized investment gains (losses)	(0.19)	—	(0.22)	0.14
Net income	$0.36	$1.81	$3.47	$5.22

Weighted average number of common shares outstanding (basic)	587.5	648.4	600.7	658.9
Weighted average number of common shares outstanding and common stock equivalents (diluted)	598.0	661.9	612.3	680.3
Common shares outstanding at period end	587.2	646.1	587.2	646.1

Common stock dividends declared	$177	$188	$535	$554

Operating income (loss) by segment
Business Insurance	$378	$803	$1,719	$2,286
Financial, Professional & International Insurance	83	183	495	491
Personal Insurance	(64)	276	239	818
Total segment operating income	397	1,262	2,453	3,595
Interest Expense and Other	(67)	(64)	(197)	(152)
	$330	$1,198	$2,256	$3,443

Operating return on equity	5.1%	18.6%	11.7%	18.2%
Return on equity	3.4%	18.6%	10.9%	18.6%

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions, pre-tax)	2008	2007	2008	2007
Revenues
Premiums	$5,448	$5,416	$16,145	$16,038
Net investment income	716	929	2,309	2,879
Fee income	120	148	315	395
Net realized investment gains (losses)	(170)	—	(196)	142
Other revenues	31	33	99	72
	$6,145	$6,526	$18,672	$19,526
Revenues
Business Insurance	$3,445	$3,663	$10,333	$10,900
Financial, Professional & International Insurance	982	985	2,936	2,930
Personal Insurance	1,888	1,874	5,597	5,581
Total segment revenues	6,315	6,522	18,866	19,411
Interest Expense and Other	—	4	2	(27)
	6,315	6,526	18,868	19,384
Net realized investment gains (losses)	(170)	—	(196)	142
	$6,145	$6,526	$18,672	$19,526
Gross written premiums
Business Insurance	$3,215	$3,243	$9,610	$9,951
Financial, Professional & International Insurance	965	978	2,976	3,016
Personal Insurance	1,954	1,876	5,542	5,463
	$6,134	$6,097	$18,128	$18,430
Net written premiums
Business Insurance	$2,748	$2,726	$8,464	$8,541
Financial, Professional & International Insurance	901	918	2,530	2,502
Personal Insurance	1,832	1,750	5,304	5,209
	$5,481	$5,394	$16,298	$16,252
GAAP combined ratios: (1)
Business Insurance (2)
Loss and loss adjustment expense ratio	67.1%	53.3%	58.7%	57.3%
Underwriting expense ratio	34.2	30.7	33.0	30.5
Combined ratio	101.3%	84.0%	91.7%	87.8%

Financial, Professional & International Insurance (2)
Loss and loss adjustment expense ratio	62.9%	48.3%	50.9%	51.9%
Underwriting expense ratio	36.5	36.3	36.3	36.4
Combined ratio	99.4%	84.6%	87.2%	88.3%

Personal Insurance
Loss and loss adjustment expense ratio	77.9%	56.8%	69.4%	57.8%
Underwriting expense ratio	35.0	28.0	31.5	27.6
Combined ratio	112.9%	84.8%	100.9%	85.4%

Total Company (2)
Loss and loss adjustment expense ratio	69.9%	53.6%	60.9%	56.6%
Underwriting expense ratio	34.8	30.8	33.1	30.5
Combined ratio	104.7%	84.4%	94.0%	87.1%

(1)

For purposes of computing GAAP ratios, billing and policy fees (which are a component of other revenues) are allocated as a reduction of other underwriting expenses. In addition, fee income is allocated as a reduction of losses and loss adjustment expense and other underwriting expenses.

(2)	Before policyholder dividends.

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions; after-tax except as noted)	2008	2007	2008	2007
Reconciliation of underwriting gain (loss) to net income

Pre-tax underwriting gain (loss)	$(288)	$811	$877	$1,962
Tax (expense) benefit on underwriting results	80	(291)	(346)	(652)
Underwriting gain (loss)	(208)	520	531	1,310
Net investment income	587	724	1,861	2,219
Other, including interest expense	(49)	(46)	(136)	(86)
Consolidated operating income	330	1,198	2,256	3,443
Net realized investment gains (losses)	(116)	—	(133)	95
Net income	$214	$1,198	$2,123	$3,538

	As of
	September 30,	December 31,	September 30,
($ in millions; except per share data)	2008	2007	2007
Reconciliation of tangible and adjusted common shareholders’ equity to common shareholders’ equity

Tangible common shareholders’ equity	$21,452	$21,811	$21,871
Goodwill and other intangibles, net of tax	3,995	4,073	4,100
Adjusted common shareholders’ equity	25,447	25,884	25,971
Net unrealized investment gains (losses), net of tax	(818)	620	221
Common shareholders’ equity	$24,629	$26,504	$26,192

Common shares outstanding	587.2	627.8	646.1

Tangible book value per share	$36.53	$34.74	$33.85
Adjusted book value per share	43.34	41.23	40.20
Book value per share	$41.94	$42.22	$40.54

See Glossary of Financial Measures and the statistical supplement for additional financial data.

###

Contacts
Media:	Institutional Investors:	Individual Investors:
Shane Boyd	Gabriella Nawi	Marc Parr
651.310.3846, or	917.778.6844, or	860.277.0779
Jennifer Wislocki	Andrew Hersom
860.277.7458	860.277.0902